Exhibit 99.2

M E M O R A N D U M

TO:	Warren G. Lichtenstein
Executive Chairman

Eileen P. Drake
CEO & President

FROM:	Non-Management Committee of the Board of Directors
Aerojet Rocketdyne Holdings, Inc.

DATE:	May 2, 2022

RE:	Investigation of Certain Matters

This memorandum summarizes the factual findings and results of the investigation undertaken by the Non-Management Committee (the “Committee”) of the Board of Directors of Aerojet Rocketdyne Holdings, Inc. (the “Company”) concerning the issues summarized below.

I.	Background

A.	Allegations

In memoranda dated May 10, 2021, September 2, 2021 and October 6, 2021, Eileen Drake, the Company’s Chief Executive Officer, made certain allegations with respect to Warren Lichtenstein, the Company’s Executive Chairman.

In the May 10 Drake memo, among other things, Ms. Drake objected to certain conduct by Mr. Lichtenstein, stated that there was an “ongoing erosion of trust” between them, and that she assumed Mr. Lichtenstein was “thinking through next steps, in the event the LM transaction doesn’t go through, and laying the groundwork with the board, to include defamation of my character, to remove me as CEO so he can pursue his strategy and personally benefit financially.”1

In the September 2 Drake memo, among other things, she stated that Mr. Lichtenstein had made improper comments at the National Space Symposium (held August 23-26, 2021) with respect to the pending transaction with Lockheed Martin and alleged plans to remove Ms. Drake as CEO. She reiterated her view that Mr. Lichtenstein was “laying the groundwork with the board, to include defamation of my character, to remove me as CEO” if the Lockheed transaction did not close. She also stated:

Warren continues to distract the management team with his increasingly aggressive focus on deal termination scenarios, premature contingency planning requests and blatant disregard of

[1]	If the transaction were to close, it was understood that Ms. Drake was not likely to be retained by Lockheed Martin.

2 ..

numerous requests for him to refrain from sending non secure emails regarding the transaction. Warren also continues to call my direct reports and debate the likelihood of the transaction closing and creating unnecessary angst within the team. It’s obvious Warren continues to be a liability and is working against us in our collective focus and commitment to closing the transaction.

Following Ms. Drake’s September 2 memo, on September 10, 2021, the non-management members of the Board sent Mr. Lichtenstein a memorandum titled “Guidance Related to Conduct Reported to the Company” (the “Guidance Memo”). The Guidance Memo stated that the Company had received “reports related to your conduct in communicating with third parties about the Lockheed Martin transaction as well as your comments with regard to the executive management of the Company.” The Guidance Memo instructed Mr. Lichtenstein to “cease engaging in such conversations with third parties — both about the pending transaction and about the Company’s executive management.”

In response to the Guidance Memo, Mr. Lichtenstein delivered a memorandum to the non-management directors dated September 13, 2021. Mr. Lichtenstein stated in this memorandum, among other things, that he wished to discuss the matter with the Board, that he had “not provided any third parties with Company confidential information,” that he had a fiduciary duty to ensure that management “performs its duties and prepares for all eventualities,” and that he was frustrated by management’s alleged “lack of responsiveness and transparency related to operational issues since the Agreement and Plan of Merger has been executed.”

Finally, in the October 6 Drake memo, among other things, Ms. Drake stated that she had been informed by an industry colleague that such person had been approached by Mr. Lichtenstein and asked if such person were interested in being CEO of the Company, and that Mr. Lichtenstein had stated that he did not have confidence that the Lockheed Martin transaction would close and had started a “search” for a new CEO. Ms. Drake stated that her colleague “commented they believe other people were approached by Warren as well.” Ms. Drake stated that she was concerned about stockholder litigation and Mr. Lichtenstein’s “obvious plan to remove me as CEO,” and requested that the Board take the matter seriously.2

The Drake memoranda, the Guidance Memo and Mr. Lichtenstein’s September 13 memorandum are attached hereto as Exhibit A.

B.	Formation of Non-Management Committee

On October 13, 2021, the Board formed the Non-Management Committee and granted it authority to oversee an investigation into the allegations raised in the Drake memoranda (the “Matter”). The Committee’s authority included the “sole and exclusive authority of the Board with respect to any actions, decisions, agreements or reports as it deems necessary and appropriate with respect to the Matter.” The Committee included a Subcommittee which was authorized to retain independent counsel for the Committee. Weil Gotshal LLP (“Weil”) was retained and directed to perform an independent investigation into the Matter. The investigation

[2]	The FTC announced it would seek to block the merger on January 25, 2022, and Lockheed terminated the merger agreement on February 13, 2022.

3 ..

was led by Weil partner Sarah Coyne, took over four months, and included extensive review of documents and interviews, including interviews of Ms. Drake, Mr. Lichtenstein and all members of the Board. Weil made an oral report of its findings to the Committee on March 10, 2022 and addressed questions at several follow-up meetings of the Committee.

II.	Committee Determinations

After extensive deliberation, the Committee determined as follows:

1.        Extensive questioning and demands for information were communicated by Mr. Lichtenstein to Ms. Drake and other members of executive management in numerous communications in the months prior to and following the signing of the Lockheed Martin merger agreement. Those questions and demands for information generally related to business and financial matters and “contingency planning” if the Lockheed transaction were not to proceed. Mr. Lichtenstein’s conduct did not constitute harassment or retaliation and was not improper under applicable Company policies or law.

2.      Mr. Lichtenstein had communications with third parties outside the Company concerning the merger with Lockheed and the Company’s CEO. Specifically, notwithstanding Mr. Lichtenstein’s stated support for the merger, he made comments expressing skepticism concerning the likelihood of the merger being approved, and approached two parties to inquire regarding their interest in becoming CEO if the merger did not close and criticizing Ms. Drake’s performance. At least one of these inquiries, and likely both, were made after Mr. Lichtenstein received the Guidance Memo. The Board had not authorized a CEO search. Mr. Lichtenstein acted improperly in taking those actions, including by failing to follow the directives given to him in the Guidance Memo. This memorandum is a formal reprimand for that conduct, and a mandate to Mr. Lichtenstein that he comply with the Company’s Code of Conduct and make no statements or communications to persons external to the Company concerning the Company’s CEO, any search for a new CEO, management tenure or succession generally, or the strategic direction of the Company, unless (i) specifically pre-approved by the Board, (ii) the statements or communications are made to stockholders as part of his efforts concerning the election of directors at the next annual meeting, or (iii) the statements or communications are made as part of his efforts seeking suitable persons to serve as CEO of the Company in the event his nominees are elected.

Exhibit A

Eileen P. Drake

CEO & President

May 10, 2021

MEMORANDUM FOR RECORD

Arjun,

I wanted to follow up with you on our conversation from last week following the BOD meeting.

As discussed, I was excused from the board executive session by Marty Turchin, I understand he led a discussion with the board of directors and executive chairman, beginning with asking Warren about our working relationship. As the CEO, if there are concerns/questions pertaining to me there should be professional courteous given to me to address those -versus a board member excluding me from an executive session. This is poor corporate governance and contributes to the ongoing erosion of trust.

Immediately following the board meeting, I received a call from Paul Lundstrom. Paul mentioned he had just received a text message from Warren asking him to call him. Paul mentioned he also had a call with Mark Tucker that day. Mark relayed to Paul a conversation he recently had with Warren to include Warren’s questioning of why Paul left the company, comments about me and that he and I were on “non speaking terms”. This type of behavior also contributes to the ongoing erosion of trust. Paul hasn’t spoken to Warren since he left the company in August 2020. Paul commented that he is more than willing to share with the board why he left the company and suggested the board conduct an exit interview with him- which is good board governance practice and wasn’t formally done when he resigned.

Regarding my working relationship with the executive chairman, I have remained professional in all my communications with him -despite his lack of integrity, self-serving financial motives, and attempts to prevent the LM transaction. Warren has not attended an in person meeting at Aerojet Rocketdyne since the meeting at headquarters with Evercore on October 17, 2020. He has not called me since January 5, 2021. I have had three management led conference calls with him in 2021, to review financials and information prior to board meetings. Most management conversations with Warren in Q1 centered on his overdue unpaid taxes and his persistence to change his employment status from employee to consultant (I relayed my concern to the Independent board members following the February 2021 BOD meeting of the impact this was having on my management team).

Following the board meeting, I had a conversation with Tom Corcoran. I relayed my concern over being excluded from the executive board discussion requested by Marty Turchin. In our discussion, Tom said there was an independent board action to ask me about my willingness to remain as CEO in the event the LM transaction doesn’t go through.

I discussed with Tom my concern as CEO of being subject to a derivative action by shareholders-particularly if the LM transaction doesn’t go through. My concern of a derivative shareholder action stems from past actions of the executive chairman during the transaction process (as conveyed to the

Eileen P. Drake

CEO & President

Independent board members in October 2020) and the executive chairman’s desire to highly leverage the company for personal gain. As the board and management team is aware, Warren consistency pushed to financially re-engineer the company versus pursue the LM transaction and I have concern he will pursue this strategy if the LM transaction doesn’t go through. In a discussion with Paul Lundstrom and I on July 19, 2020 Warren asked if he would “need to find a new CEO and CFO” in the event the company pursued his strategy (Paul resigned two weeks later). I, along with the management team and outside council, have all been very transparent with Warren and the Board on the shareholder risks associated with his strategy.

I can only assume Warren is thinking through next steps, in the event the LM transaction doesn’t go through, and laying the ground work with the board, to include defamation of my character, to remove me as CEO so he can pursue his strategy and personally benefit financially.

As CEO, I remain committed to Aerojet Rocketdyne, our employees, customers and shareholders to lead this company in the exceptional manner I have over the past 6 years while we work diligently to close the LM transaction.

222 N. Pacific Coast Highway • Suite 500• El Segundo, CA 90245

Tel: 310.252.8101 • Fax: 310.252.8130 • Eileen.Drake@rocket.com

Eileen P. Drake

CEO & President

September 2, 2021

MEMORANDUM FOR RECORD

Arjun,

I thought I would summarize our recent conversation in regards to my concern with Warren’s behavior over the last few days.

As discussed, I was very apprehensive about Warren attending the National Space Symposium (NSS) last week given his past behavior and him being a potential liability when it comes to our requirements with the LM transaction. I appreciate that you provided him written guidance on his obligation and requirements while at NSS.

There were several conversations I was made aware of concerning Warren and his attendance at NSS. Faith Ozmen, CEO of Sierra Nevada, told me Warren had told him he was the one who “brokered the LM transaction” by calling Rick Ambrose at LM and working the deal. This is incorrect information and not information we included in the public proxy. Additionally, Greg Jones called me on August 25, 2021 and told me he had a discussion with Roger Krone, CEO of Leidos, while he was with Adam Broecker (L M Integration Management Office) at NSS. Roger told Greg, in front of Broecker, that Warren had repeatedly called him while we were working the LM Transaction trying to convince him to do a deal with AR, complained that he didn’t want the LM transaction to go through, and that Warren had “threatened” his Board of Directors. He commented that Warren is a “dangerous” person and that he and his board want nothing to do with him. It’s unfortunate this conversation was in front of our customer.

I also received a call from John Schumacher on August 25th, that Jim McAleese, Principal at McAleese & Associates, told him that he received a call from Chris Kubasik, CEO of L3Harris, while Chris was having dinner at NSS with Warren the night before. Chris handed the phone to Warren saying to Jim, “I have someone here who wants to talk to you”. Evidently Warren proceeded to ask Jim, in front of Chris, what he knew about our deal, thoughts about Frank Kendall, Secretary of the Air Force, and his support of the transaction etc. Warren concluded that he would call Jim back in a few days and check in with him. Warren called Jim again today, September 2nd and Jim relayed the conversation back to John Schumacher. Warren again asked Jim about his thoughts on the transaction and Warren commented that he didn’t think Jim Taiclet, LM CEO, would jeopardize F-35 contracts etc. with DOD over pushing hard on closing the AR transaction. Warren made derogatory comments about Frank St. John, LM COO, and him not doing a good job. Warren also complained to Jim about LM being in the lead on the transaction and not himself.

What is most disturbing to me, is that Warren told Jim that if the deal doesn’t go through he will run Aero jet Rocketdyne himself. He continued by saying that he has been “digging” into the AR business and will continue to do so when he is running the company. As I mentioned in my May 10th memorandum, I can only assume Warren is thinking through next steps, in the event the LM transaction doesn’t go through, and laying the ground work with the board, to include defamation of

Eileen P. Drake

CEO & President

my character, to remove me as CEO so he can pursue his strategy and personally benefit financially. Warren’s comments to Jim McAleese only confirms my assumptions. I am also now increasingly concerned that Warren is talking about removing me as CEO to other people outside of AR.

Warren continues to distract the management team with his increasingly aggressive focus on deal termination scenarios, premature contingency planning requests and blatant disregard of numerous requests for him to refrain from sending non secure emails regarding the transaction. Warren also continues to call my direct reports and debate the likelihood of the transaction closing and creating unnecessary angst within the team. Its obvious Warren continues to be a liability and is working against us in our collective focus and commitment to closing the transaction.

Although I remain committed to Aerojet Rocketdyne, our employees, customers and shareholders to lead this company in the exceptional manner I have over the past 6 years while we work diligently to close the LM transaction, I have become even more concerned of being subject to a derivative action by shareholders given the Executive Chairman’s behavior- particularly if the LM transaction doesn’t go through. I have also become even more concerned about the Executive Chairman’s plan to remove me as CEO and run the company himself so he can pursue his strategy and personally benefit financially.

222 N. Pacific Coast Highway • Suite 500 • El Segundo, CA 90245

Tel: 310.252.8101 • Fax: 310.252.8130 • Eileen.Drake@rocket.com

TO:	Warren Lichtenstein, Executive Chairman of the Board

FROM:	Independent Members of the Board of Directors

DATE:	September 10, 2021

SUBJECT:	Guidance Related to Conduct Reported to the Company

As you know, the Company has received reports related to your conduct in communicating with third parties about the Lockheed Martin transaction as well as your comments with regard to the executive management of the Company. The purpose of this memorandum is to provide you with guidance from the Board of Directors, remind you of your fiduciary obligations and direct you to cease engaging in such conversations with third parties – both about the pending transaction and about the Company’s executive management.

As you can appreciate, conduct such as that reported risks potential violations of the December 20, 2020 Agreement and Plan of Merger. While the Board has determined that the reported conduct has not violated the Agreement, it is still not acceptable. Conversations with third parties can also implicate your fiduciary obligations to the Company. More importantly, depending on what is said, your third party conversations could create an obligation on behalf of the Board to report the same to Lockheed Martin. As you know, under the Agreement, the Company is obligated to use reasonable best efforts to complete the merger and to run the business in the ordinary course, including keeping in place our current officers and other employees.

In addition, the reported conduct raises concerns that you have discussed with third parties your own plans for the executive management of the Company in the event the transaction does not close. Conversations of this nature are highly sensitive and should take place through our established corporate governance processes at the Board level. Such discussions by you with third parties could also pose more serious potential risks to the Company from an employment liability, harassment and defamation standpoint. If you have concerns about the management of the Company, those concerns are appropriately raised to the Company’s Organization and Compensation Committee.

We trust that you will cooperate with the guidance provided in this memorandum and ensure that you will comply fully with the Company’s obligations under the Agreement and Plan of Merger.

Warren G. Lichtenstein

Executive Chairman

September 13, 2021

Independent Members of the Board of Directors

Aerojet Rocketdyne Holdings, Inc.

222 N. Pacific Coast Highway, Suite 500

El Segundo, CA 90245

Dear Independent Board Members,

I am in receipt of your letter dated September 10, 2021. I look forward to the opportunity to discuss this matter with you directly in order to clarify what I believe are incorrect statements regarding my conduct.

First, I have not provided any third parties with Company confidential information and I strongly disagree with any insinuation that I have breached or have attempted to breach the Lockheed Agreement and Plan of Merger. Neither in conversations with third parties or in any situation have I defamed or harassed any member of the Company’s management team. I have not been hostile to, nor have I threatened or harassed any member of the management team. So long as the Company remains independent, I have an obligation to ensure that management performs its duties and prepares for all eventualities consistent with my fiduciary duties as further discussed below.

Second, I continue to strongly support the Lockheed transaction. I voted for the deal and have continued to support the Company’s efforts to take all necessary steps to comply with our obligations under the Agreement and Plan of Merger and to ensure the transaction’s effective completion.

I have though continuously pressed the Company’s management and this Board to prepare in the unfortunate event that the transaction is not approved by the regulatory authorities. While my efforts on this front have been rebuffed time and again by management, I continue to believe that our fiduciary duties require us to be prepared. I also disagree with the management team’s position that internal planning for this event would somehow breach the Agreement and Plan of Merger.

I continue to be frustrated by management’s lack of responsiveness and transparency related to operational issues since the Agreement and Plan of Merger has been executed. As much as we all hope for a quick and positive resolution to the

222 N. Pacific Coast Highway • Suite 500 • El Segundo, CA 90245

Warren G. Lichtenstein

Executive Chairman

regulatory review, the management and the Board must continue to focus on the operations and long-term planning for the business.

Lastly, if the Board has received any legal advice on the matters discussed in the letter dated September 10th, please provide me with such advice or alternatively the opportunity to discuss directly with counsel and the Board.

I continue to be open to all suggestions on how we as a Board can function more effectively and look forward to further discussions on this matter.

Sincerely,

Warren Lichtenstein

Executive Chair

222 N. Pacific Coast Highway • Suite 500 • El Segundo, CA 90245

Eileen P. Drake

CEO & President

October 6, 2021

MEMORANDUM FOR RECORD

Members of the Board,

I’m writing to communicate and relay a conversation I had with Arjun this afternoon in regards to my concern with Warren’s continued improper behavior.

I received a disturbing call today from a colleague in the industry. My colleague relayed to me that they were just recently approached by Warren personally and asked if they were interested in being the CEO of Aeojet Rocketdyne. Warren elaborated that he didn’t have confidence that the LM transaction was going to go through and that he had a “search” for a new CEO to replace me.

As I mentioned in my May 10th memorandum and again in my September 2nd memorandum, I can only assume Warren is thinking through next steps, in the event the LM transaction doesn’t go through, to remove me as CEO. I believe this is so he can pursue his financial reengineering strategy and personally benefit financially. Warren’s comments to Jim McAleese, and now my colleague, only confirms my assumptions. I remain increasingly concerned that Warren continues to talk about removing me as the CEO to other people outside of AR. The call from my colleague today was very embarrassing and they commented they believe other people were approached by Warren as well.

It’s obvious Warren disregards any board/legal counsel he has been given. He continues to be a liability while working against us in our collective focus and commitment to closing the transaction by continuing to openly speak negatively about the transaction and create speculation.

As I’ve said in my last two memorandums, although I remain committed to Aerojet Rocketdyne, our employees, customers and shareholders to lead this company in the exceptional manner I have over the past 6 years while we work diligently to close the LM transaction, I have become even more concerned of being subject to a derivative action by shareholders given the Executive Chairman’s behavior- particularly if the LM transaction doesn’t go through. I have also become even more concerned about the Executive Chairman’s obvious plan to remove me as CEO.

I trust the board will take this matter seriously.